Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Talend S.A.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-227200, 333-222359, 333-219761 and 333-212743) of Talend S.A. of our reports dated February 28, 2019, with respect to the consolidated statements of financial position of Talend S.A. as of December 31, 2018 and 2017, the related consolidated statements of operations,  comprehensive loss,  changes in equity (deficit),  and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule presented in Item 15 (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018,  which reports appear in the December 31, 2018 annual report on Form 10‑K of Talend S.A.

Our report dated February 28, 2019, on the consolidated financial statements, refers to the change in Talend S.A.’s method of accounting for revenue recognition in 2018, due to the adoption of ASC Topic 606, Revenue from Contracts with Customers, as amended.

Our report dated February 28, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that Talend S.A. acquired Stitch Inc. in November 2018, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Stitch Inc.’s internal control over financial reporting associated with total assets of $2.3 million  (excluding goodwill and intangibles which are included within the scope of the assessment) and total revenues of $0.6 million included in the consolidated financial statements of Talend S.A.as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of Talend S.A. also excluded an evaluation of the internal control over financial reporting of Stitch Inc.

Paris La Défense, France

February 28, 2019

KPMG S.A.

Jacques Pierre
Partner